Exhibit 5.1

December 31, 2024

NexPoint Diversified Real Estate Trust
300 Crescent Court, Suite 700
Dallas, Texas 75201

Re:         Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as special Delaware counsel to NexPoint Diversified Real Estate Trust, a Delaware statutory trust (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), to be filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and sale by the Company of common shares of beneficial interest, par value $0.001 per share (the “Common Shares”), pursuant to the Agreement and Plan of Merger (as may be amended or supplemented from time to time, together with all schedules and exhibits thereto, the “Merger Agreement”), by and among the Company, NexPoint Diversified Real Estate Trust Operating Partnership, L.P. (“NXDT OP”), NXDT Intermediary, LLC (“NXDT Intermediary”), NXDT Hospitality Holdco, LLC (“NXDT Merger Sub”), NexPoint Hospitality Trust (“Old NHT”), NHT Intermediary, LLC (“NHT Intermediary”), NHT Holdings, LLC (“NHT Holdings”), and NHT Operating Partnership, LLC (“NHT OP”), pursuant to which NHT will be dissolved and each NHT unitholder (the “Unitholders”) will receive, for each trust unit of the NHT (a “Unit”), either US$0.36 cash per Unit or the right to receive Common Shares equal to the quotient of US$0.36 divided by the volume weighted average price of the Common Shares quoted on the New York Stock Exchange for the ten (10) trading days prior to closing.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

(a)

the Information Circular and Registration Statement and the related base prospectus included therein in substantially the form in which it was or will be filed with the Commission under the Securities Act;

1325 Avenue of the Americas ♦ 27th Floor ♦ New York, NY 10019

Tel: (646) 863-9754 ♦ Fax: (646) 478-9129

Colorado ♦  Connecticut  ♦  Delaware  ♦  District of Columbia  ♦  Georgia  ♦

Maryland  ♦   New Jersey  ♦  New York  ♦  Pennsylvania  ♦   Spain  ♦  Virginia

Attorneys admitted solely in the jurisdiction where listed office is located, unless otherwise noted

NexPoint Diversified Real Estate Trust
December 31, 2024

(b)	the restated Agreement and Declaration of Trust of the Company (“Declaration of Trust”) dated as of July 1, 2022;

(c)	the ByLaws of the Company dated as of July 1, 2022;

(d)	the Merger Agreement;

(e)

the written consent of the board of trustees of the Company (the “Board”) on November 22, 2024, relating to, among other things, the registration of the Common Shares and the Mergers (the “Resolutions”); and

(f)	a Certificate of Good Standing of the Company dated December 2, 2024.

For purposes of the opinion expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons and (iv) the genuineness of all signatures. We have also assumed that any certificates or instruments representing the unissued Common Shares will be, when issued, properly signed by authorized officers of the Company or their agents.

As to factual matters, we have relied upon representations included in certificates of officers of the Company and in certificates of public officials. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Common Shares to be issued to the Unitholders pursuant to the Merger Agreement have been duly authorized, validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the Delaware Statutory Trust Act and other laws of the State of Delaware as currently in effect. We express no opinion with respect to any other laws, statutes, regulations or ordinances including the applicability or effect of any federal or state laws regarding fraudulent transfers or fraudulent conveyances.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Form S-4 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

TUAN OLONA, LLP /s/ Tuan Olona, LLP